Branch County Federal Savings & Loan Association of Coldwater
Employment Agreement

              THIS AGREEMENT entered into this 20th day of March, 2002, by and between Branch County Federal Savings & Loan Association of Coldwater and all of its subsidiaries and affiliated corporations or associations, located at 375 North Willowbrook Road, Coldwater, Michigan 49036 (collectively referred to as the "Bank"), and John R. Schroll ("Executive").

              WHEREAS, the Executive is currently serving as President and Chief Executive Officer of the Bank; and

              WHEREAS, the Bank has adopted a plan of conversion whereby the Bank will convert to capital stock form as the subsidiary of a holding company (the "Holding Company"), subject to the approval of the Bank's members and the Office of Thrift Supervision (the "Conversion"); and

              WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Executive in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Executive; and

               WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Executive to take effect as stated in Section 7 hereof.

              NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

              1.       Employment; Duties. During the term of this Agreement, which is effective as of the date first written above (the "Commencement Date"), Executive shall serve in the capacity of President and Chief Executive Officer of the Bank. Executive shall perform services and discharge the duties of the President and Chief Executive Officer of the Bank and perform such other reasonable services and duties of an executive, professional or administrative nature as may from time to time be assigned to him by the Board of Directors for the Bank (the "Board of Directors" or "Board") or the Executive Committee of the Board. The Executive hereby accepts such employment for the compensation and upon the terms and conditions provided in this Agreement. The Executive agrees to serve the Bank faithfully and competently and to devote his full-time efforts to the promotion of the business of the Bank and the affairs of the Bank, excepting his reasonable leave time, periods of illness and the like.

              2.       Service on the Board of Directors. During the term of this Agreement, Executive will continue to serve on the Board of Directors of the Bank as a director. If at any time during the term of this Agreement Executive shall fail to be re-elected to the Board of Directors, Executive shall have "Good Reason" (as defined in Section 9(e) of this Agreement) to terminate his employment under this Agreement and Executive shall have no further obligations under this Agreement. Executive shall be entitled to receive fees for serving as a member of the Board of Directors and as a member of any committee of the Board of Directors in amounts equal to the other members of the Board of Directors who do not serve as Chairman of the Board of Directors. Board fees paid to Executive shall be in addition to and not in lieu of any other remuneration provided under this Agreement.

              3.       Base Salary. The Bank agrees to pay Executive during the Term of this Agreement (as hereinafter defined in Section 7) a base salary at the rate of $119,000 per annum, payable in accordance

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with the customary payroll practices of the Bank; provided, however, that the rate of Executive's base salary shall be reviewed by the Board of Directors not less often than annually, and Executive shall be entitled to receive annual increases at such percentage or in such an amount, if any, as the Board of Directors, in its sole discretion may decide.

              4.       Discretionary Bonus. Executive shall be entitled to receive an annual discretionary bonus in an amount which is based on the bonus program maintained by the Bank pursuant to the terms and conditions of the bonus program then in effect. No other compensation provided for in this Agreement shall be deemed a substitute for Executive's eligibility to receive bonuses when and as declared by the Board of Directors or as provided for by any plan or program of the Bank.

              5.       Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Bank) in performing services under this Agreement, provided that Executive properly accounts for expenses in accordance with the policies of the Bank.

              6.       Employee Benefits.

                            (a)       Participation in Employee Benefit Plans. Executive shall participate, while employed under the terms of this Agreement, in all employee benefit plans or arrangements on the same terms as other senior management employees of the Bank.

                            (b)       Fringe Benefits. Executive shall be entitled to receive any benefits under any fringe benefit plan or policy on the same terms as other senior management employees of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future will be deemed to be in lieu of base salary or other compensation to Executive under this Agreement.

                            (c)       Automobile, Cellular Phone Use, and Computer. The Bank shall provide Executive with, and Executive shall have the primary use of, an automobile owned by the Bank and the Bank shall pay (or reimburse Executive) for all expenses of insurance, registration, operation and maintenance of the automobile. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile as the Board of Directors may establish from time to time, and the Bank shall annually include on Executive's Form W-2 any amount attributable to Executive's personal use of such automobile. The Bank shall also provide Executive with the use of a cellular phone and shall pay (or reimburse Executive) for all reasonable expenses related to the business use of such phone. The Bank shall also provide Executive with the use of a personal digital assistant or similar device, and home, portable, and office computers and shall pay (or reimburse Executive) for all reasonable expenses related to the business use of such computers or devices.

                            (d)       Paid Leave Time. Executive shall be entitled to leave time in accordance with the standard policies or practices of the Bank for senior management officers plus six days, but in no event less than 36 days of leave time during each year of employment. Executive shall take any leave in excess of a two week period at a time mutually agreed upon between the Chairman of the Board of the Bank and Executive. Executive shall receive his base salary and other benefits during periods of leave. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank.

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                            (e)       Conferences and Continuing Education. The Executive shall be permitted to attend, at his choice, all appropriate industry-wide and statewide savings institution conventions and professional development meetings necessary to keep the Executive abreast of developments in the industry. Executive shall be entitled to extend the attendance of one such meeting per year for a period not to exceed four (4) days, and also the Saturday of the Annual Michigan League Convention. All expenses of attending such meetings, including the attendance by the Executive's spouse, shall be at the expense of the Bank.

              7.       Term of Agreement. The term of this Agreement shall be for two (2) years, beginning on the Commencement Date, unless terminated earlier in accordance with Section 9. On the first anniversary of the Commencement Date, and on each anniversary date thereafter, this Agreement shall be extended for an additional one year term in addition to the then remaining term of employment under this Agreement unless either party provides to the other party a written notice in accordance with Section 15 which states the clear intention of that party to not renew this Agreement. Such a notice must be sent to the other party no less than sixty (60) days prior to the date on which the term of employment under this Agreement would otherwise be extended. Notwithstanding the above, the term of this Agreement shall not be automatically extended unless, prior thereto, the Board of Directors of the Bank explicitly reviews and approves the extension.

              8.       Noncompetition, Confidentiality and Non-Solicitation.

                            (a)       Executive shall devote his full time and attention to the performance of his employment under this Agreement. Upon any termination of Executive's employment hereunder (other than a termination which occurs pursuant to Sections 9(a) or 9(e)), Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any county in which Executive's normal business office is located or in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such period and within said counties, Executive shall not work for or advise, consult or otherwise serve, directly or indirectly, or have a material financial interest in any entity whose business is similar to or which materially competes with the business activities of the Bank. Executive represents and admits that in the event employment with the Bank is terminated, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that injunctive relief enforcing this provision will not prevent Executive from earning a livelihood.

                            (b)       Executive recognizes and acknowledges that the knowledge of customers, potential customers, trade secrets, business strategies, financial data, costs, prices, other business marketing information and business activities and plans of the Bank is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any such information to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to the OTS or other regulatory or judicial body pursuant to a formal regulatory request or subpoena, and Executive also may disclose Bank information when such disclosure, in the reasonable judgment of Executive, is in the best interest of the Bank and does not violate any law or

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regulation, including but not limited to disclosure to business or trade associations or industry organizations of which Bank is a member or a participant.

                            (c)       Executive shall be permitted to invest in entities which conduct business similar to that of the Bank, solely as a passive or minority investor.

                            (d)       During the term of employment and for one year thereafter Executive will not (other than on behalf of the Bank) directly or indirectly, offer employment to or employ any person for an entity other than the Bank, who is employed by the Bank or was employed by the Bank within six months of Executive's termination of employment. Nothing in this Agreement, however, restricts Executive from providing to a third party an oral or written recommendation for or an evaluation of an employee of the Bank following the termination of that employee's employment with the Bank.

                            (e)       The parties hereto, recognizing that irreparable injury will result to the Bank in the event of Executive's breach of any provision of this Section 8, agree that in the event of any such breach by the Executive, the Bank will be entitled to preliminary and permanent injunctive relief of the Executive, Executive's partners, agents, employees and all persons acting for or under the direction of Executive.

              9.       Termination.

              Executive's employment under this Agreement shall be terminated upon any of the following occurrences:

                            (a)       Death. Executive's employment under this Agreement shall terminate upon his death. Executive's estate shall be entitled to receive payments of base salary for sixty (60) days following Executive's death and any other compensation accrued as of the date of death.

                            (b)       Termination of Employment by the Board of Directors Without Cause. In the event the Board of Directors terminates Executive's employment without "Cause" (as defined in Section 9(d)), Executive shall be entitled to his Base Salary (Section 3), Discretionary Bonus (Section 4), the transfer to Executive of the ownership and title, without cost and free of all claims of Bank and liens, of the automobile described in Section 6(c) (which shall be reported on Form 1099) provided that Executive shall assume all vehicle fuel, insurance, maintenance and repair expense incurred after the date of the transfer, and those employee benefits described in Sections 6(a) and 6(b), for the longer of: the remainder of the term of this Agreement, or twelve (12) months from the date the Bank provides notice to the Executive. Such notice shall be given as provided by Section 15.

                            (c)       Disability.

                                           (i)       If, as a result of Executive's incapacity, due to physical or mental illness rendering him unable to perform the duties required of him under this Agreement for a period of 90 days in a 120-day period, and within thirty (30) days after written notice of potential termination is given, he shall not have returned to the full-time performance of his duties, the Bank may terminate Executive's employment for "Disability". The determination of "incapacity due to physical or mental illness" shall be made by a medical board certified physician mutually acceptable to the Bank and Executive (or Executive's legal representative, if one has been appointed), and if the parties cannot mutually agree to the selection of a physician, then each party shall select a physician and

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the two physicians selected shall select a third physician who shall make this determination.

                                          (ii)       During any period of disability, Executive shall receive benefits from the Bank's disability insurance policy in lieu of his base salary after the waiting period has been satisfied. The Bank shall continue Executive's Base Salary during the waiting period for the disability insurance. If the Executive's disability pay during the first ninety (90) days is less than seventy percent (70%) of his Base Salary, the Bank shall supplement such disability pay to a level not less than seventy percent (70%) of his Base Salary.

                                          (iii)       To the extent consistent with the terms and conditions of such insurance plans, the Bank shall cause to be continued life, medical, dental and disability insurance coverages maintained by the Bank for other senior management employees. These coverages shall cease upon the earlier of: (A) the date Executive attains the normal age of retirement or the commencement of benefits under the Bank's retirement plan, (B) the date of Executive's death or (C) the termination of this Agreement.

                            (d)       Termination of Employment by the Board of Directors for Cause. In the event Executive's employment is terminated for "Cause," no continued payments or benefits shall be due under this Agreement. For purposes of this Agreement, termination for "Cause" shall be defined as termination due to Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or to follow one or more specific written directives of the Board, reasonable in nature and scope, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement (which is not cured within thirty (30) days after its occurrence and notice to Executive). Any determination of "Cause" as defined by this Section 9(d) shall be determined by a 2/3 vote of the Board of Directors, with Executive abstaining from voting on the matter.

                            (e)       Termination by Executive.

                            (i)       If this Agreement is terminated by Executive for "Good Reason," the Executive shall be entitled to his Base Salary (Section 3), Discretionary Bonus (Section 4) and those employee benefits described in Sections 6(a) and 6(b) for the remainder of the term of this Agreement, if the Executive provides notice to the Chairman of the Board of Directors specifying the facts and circumstances surrounding his belief that "Good Reason" exists and if those matters are not cured in thirty (30) days from the date of notice. Such notice shall be given as provided by Section 15.

                                    For purposes of this Agreement, "Good Reason" shall be limited to the occurrence of any of the following events which have not been consented to in advance by Executive in writing: (A) if Executive would be required to move his personal residence or perform his principal executive functions more than twenty-five (25) miles from Executive's primary office as of the Commencement Date; (B) if, in the organizational structure of the Bank, Executive would be required to report to a person or persons other than the Board of Directors; (C) if

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the Bank should fail to maintain Executive's Base Salary (Section 3) or fail to maintain employee benefit plans or arrangements generally comparable to those in place at the Commencement Date, except to the extent that such reduction in employee benefit plans is part of an overall adjustment in benefits for all employees of the Bank and the Executive is otherwise compensated for such an overall adjustment in an equitable manner; (D) if Executive would be assigned substantial duties and responsibilities other than those normally associated with his position as referenced in Section 1 of this Agreement; or (E) if Executive is removed from or not re-elected to the Board of Directors. The preceding events shall only provide the basis for "Good Reason" if Executive provides notice of them within one hundred twenty (120) days of the occurrence.

                                          (ii)       If Executive terminates this Agreement because there has been a Change in Control (as defined in Section 10) and if any of the events described in Sections 9(e)(i)(A)-(E) occur without the advance written consent of Executive, the Executive shall be provided an amount equal to the maximum amount allowable under Internal Revenue Code Section 280G without the imposition of the 20% excise tax (concerning "excess parachute payments" to key employees), minus one dollar. Executive shall receive this amount either in a lump sum or in installments, at Executive's option. If Executive should elect installment payments and die before all payments are made, then all further payments shall be made to Executive's estate.

                                          (iii)       If Executive terminates this Agreement, other than for Good Reason and he provides at least 60 days written notice to the Board of Directors, Executive shall receive only the Base Salary, vested rights, and all employee benefits up to Executive's termination date.

                            (f)       Termination Upon Mutual Agreement. This Agreement can be terminated at any time upon the mutual written consent of Executive and the Bank, acting through its Chairman of the Board. Upon such termination, Executive's right to all compensation and benefits ceases.

              10.       Change in Control.

                          For purposes of this Agreement, a Change in Control of the Bank shall be deemed to have occurred if and when:

                            (a)       there occurs a change in control of the Bank within the meaning of the Home Owners Loan Act of 1933 or 12 C.F.R. Part 574;

                            (b)       as a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank;

                            (c)       the Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Bank; or

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                            (d)       the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

                            For purpose of Section 9(e) of this Agreement, a Change in Control shall not occur as a result of a Conversion of the Bank from the mutual to stock form of organization or reorganization of the Bank into the holding company or mutual holding company form of ownership ("Reorganization"). Upon any Conversion or Reorganization, the resulting entity or entities shall be subject to this Agreement and the obligations of the Bank herein and further shall enter into agreements or amendments hereto with Executive providing for at least the same benefits under this Agreement.

              11.       Successors and Assigns.

                            (a)       This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

                            (b)       Since the Bank is contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

              12.       Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

              13.       Applicable Law. This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Michigan, except to the extent that Federal law shall be deemed to apply.

              14.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

              15.       Notices. Any notices, requests, demands and other communications provided for or deemed necessary by this Agreement shall be sufficient if set forth in writing and delivered in person or sent by registered or certified mail, postage prepaid, to, in the case of Executive, the last address filed in writing by Executive with the Bank, or, in the case of the Bank, to the Bank at its main office to the attention of the Board of Directors.

              16.       Indemnification. All indemnification provided under this Agreement shall be made in conformity with 12 CFR § 359.5. If any aspect of the following paragraph violates the requirements of 12 CFR § 359.5, the remaining provisions of the following paragraph shall be enforced to the extent feasible.

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              The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under law and applicable regulation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities may include, but are not limited to, judgment, court costs and attorneys' fees and the cost of reasonable settlements. The Bank shall pay such expenses and liabilities in advance of a final judicial decision (hereinafter an "advancement of expenses"); provided, however, that, an advancement of expenses incurred by Executive in his capacity as a director or executive officer of the Bank (and not in any other capacity in which service was or is rendered by Executive including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Bank of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this Section 16 or otherwise.

              17.       Entire Agreement. This Agreement together with any understanding or modifications thereof as may be agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

              18.       Required Regulatory Provisions.

                            (a)       If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1); the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                            (b)       If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                            (c)       If the Bank is in default as defined in Section 3x(1) (12 USC 1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

                            (d)       All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank: (i) by the Director or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory

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merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                            (e)       Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k), 12 C.F.R. Part 359 and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

              19.       Arbitration.

                            (a)       In the event of dispute under this Agreement, the parties agree pursuant to MCLA 600.5001; MSA 27A.5001, et seq., to binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") in effect at the time a demand for arbitration of the dispute is made, with the place of arbitration being Coldwater, Michigan. The Bank shall pay all expenses for attorneys , fees and costs for both Bank and Executive, except as is otherwise determined by the arbitrator. Executive shall be entitled to attorneys of his choosing, and Bank shall promptly pay, when invoiced, for Executive's reasonable expenses for attorneys, fees and costs. The decision and award of the arbitrator made under the AAA rules shall be exclusive, final and binding on all parties, their heirs, representatives, affiliates, successors and assigns. It is further agreed that any arbitration award may be certified to the Branch County Circuit Court which shall render a judgment upon the award made pursuant to said arbitration. In the event Executive or the Bank shall require equitable relief prior to the selection of an arbitrator to resolve the dispute, either party may seek temporary equitable relief from any court having jurisdiction of the dispute, subject to any final relief awarded by the arbitrator.

                            (b)       Limited civil discovery shall be permitted for the production of documents and the taking of depositions, provided, however, that no party is permitted to take the deposition of more than three witnesses except by agreement of the other party or upon order of the arbitrator pursuant to the motion of a party. Subject to the foregoing limitations, discovery shall be conducted in accordance with the Michigan Court Rules with any enforcement issues resolved by the arbitrator.

                            (c)       The arbitration and all proceedings, discovery and any award of the arbitrator, are confidential. Neither the parties nor the arbitrator shall disclose any information gained during the course of the arbitration to any person or entity who is not a party to the arbitration unless permitted by law. Attendance at the arbitration shall be limited to the parties, counsel and those called as witnesses.

                            (d)       Executive and the Bank acknowledge that each has had the opportunity to consult with counsel of choice before signing this Agreement, and Executive and the Bank each hereby knowingly and voluntarily, without coercion, WAIVES ALL RIGHTS TO TRIAL BY JURY of all disputes between them and instead agrees to binding arbitration.

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              IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first written above.

               THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ATTEST	BRANCH COUTNY FEDERAL SAVINGS & LOAN ASSOCIATION OF COLDWATER
By:
Its:
JOHN R. SCHROLL ("Executive")

Witness